UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section  14(a) of the
Securities Exchange Act of 1934
(Amendment No.        )

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TrustCo Bank Corp NY
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Michael Hall
General Counsel and Corporate Secretary

To:	Fellow Shareholders

Re:	Report Feedback Statement

Date:	May 5, 2025

We appreciate the opportunity to submit this feedback statement regarding the 2025 Glass Lewis (“GL”) report on the Trustco Bank Corp NY (“TrustCo”) 2025 Proxy Statement.  We disagree with the GL analysis primarily with respect to the recommendation against the advisory resolution on the compensation of TrustCo’s named executive officers and, secondarily, with respect to the GL recommendation against the election of Frank B. Silverman as a director.

Election of Frank B. Silverman as a Director

We previously have presented our views with respect to Mr. Silverman’s independence.  Nothing of substance has changed in that regard, so we will not labor the point further at this time other than to point out that the board of directors conducted a thorough analysis and concluded that Mr. Silverman readily meets the independence test of the Nasdaq Stock Market and to note our continued disagreement with the GL determination.  It also is worth observing that Mr. Silverman received the affirmative support of 90.74% of the votes cast at the 2024 Annual Meeting of the Company’s shareholders for his election as a director.  Our Report Feedback Statement from 2023 is available here: 2023 Report Feedback Statement.

Advisory Vote on Executive Compensation

GL recommends that shareholders vote against the advisory resolution on executive compensation.  The stated reason for the recommendation is what GL describes as an “ongoing disconnect between pay and performance.”  As an initial matter, we note that just last year, GL recommended that shareholders vote in favor of the same advisory resolution.  In the report for 2025, the GL Analyst Comment on this topic notes that that the grade on the GL pay-for-performance scale improved from an “F” last year to a “D” this year and further notes that the grade “suggests some improvement.”   The Analyst Comment goes on to state that “[t]o our knowledge, the Company has not made any substantive changes to the compensation program that would indicate an effort to bring the pay into alignment with performance.”   This statement is generally true.  The Company viewed the 87.22% shareholder support for the resolution at the 2024 Annual Meeting as a strong endorsement of the compensation program.  A shareholder could reasonably wonder why, with no changes to the program, the GL recommendation about it would change.

5 Sarnowski Drive * Glenville, NY  12302 * (518) 381-3842 * mhall@trustcobank.com

Fellow Shareholders
Re: Report Feedback Statement
May 5, 2025

More to the point, however, the Company believes that its executive pay and Company performance are well aligned.  Support for this belief can be found in the mandatory pay versus performance disclosure on pages 45-48 of the 2025 Proxy Statement.  Both the tabular and graphic disclosures show compensation actually paid closely tracks total shareholder return, return on average assets, and net income.  These are the metrics identified by the Company’s Compensation Committee as the most important measures.  It is logical to conclude that the “pay” and “performance” analyzed by GL in making its recommendation is the pay received by the Company’s executives as it relates to the “performance” of the Company.  The PVP analysis demonstrates that these measures align.  For ease of reference, the tables are provided here.

Fellow Shareholders
Re: Report Feedback Statement
May 5, 2025

Additionally, total compensation realized among the executives decreased significantly from 2022 through 2024.  Total compensation for Mr. McCormick, our PEO, decreased by $500,925 over the three-year period.  The Non-PEO NEOs’ total compensation also decreased, by $111,391, $515,338, $352,840, and $95,759, respectively, for Michael Ozimek, Scot Salvador, Robert Leonard, and Kevin Curley.  The percentage change over the three-year period is equally dramatic, as demonstrated by the chart below.

Fellow Shareholders
Re: Report Feedback Statement
May 5, 2025
Page 2
The charts presented demonstrate that realized executive pay varies appropriately with fluctuations in the Company’s performance on the various measures employed by the Compensation Committee to measure Company performance.  Additionally, a review of the data relied upon by GL in the Compensation Analysis section of the Proxy Paper, indicates that TrustCo steadily outperformed the median of GL peers in earnings per share, return on assets, and return on equity, over each of the last three years.  At the same time because performance was down across the sector, CAP for TrustCo’s executives trended generally downward during the period, reflecting the linkage between pay and performance during the three years.  Significantly, the delta between TrustCo’s CAP and the median CAP of the GL peers narrowed over the period, from $2-million to $300-thousand, as reflected in GL’s Proxy Paper.  Simply put, the data do not support the conclusion that TrustCo’s executive compensation package does not link pay and performance.

Accordingly, we respectfully disagree with GL’s interpretation of the data and encourage shareholders to view the outputs of the compensation program independently and vote to support the advisory resolution on executive compensation.

Best regards,